Exhibit 99.1

Contacts:

Investor Relations:	Eric J. Shick
Vice President, Investor Relations
(908) 277-8413

Media Relations:	Holly P. Glass
Vice President, Government and Public Affairs
(703) 754-2848

BARD ANNOUNCES SECOND QUARTER RESULTS

REVENUE UP 11 PERCENT AS REPORTED, 12 PERCENT EXCLUDING FOREIGN EXCHANGE

MURRAY HILL, NJ — (July 19, 2006) — C. R. Bard, Inc. (NYSE-BCR) today reported 2006 second quarter financial results. Second quarter 2006 net sales were $498.2 million, an increase of 11 percent over the prior-year period. Excluding the impact of foreign exchange, second quarter 2006 net sales increased 12 percent over the prior-year period.

For the second quarter 2006, net sales in the U.S. were $347.3 million and net sales outside the U.S. were $150.9 million, up 14 percent and 5 percent, respectively, over the prior-year period. Excluding the impact of foreign exchange, second quarter 2006 net sales outside the U.S. increased 8 percent over the prior-year period.

For the second quarter 2006, net income was $81.4 million and diluted earnings per share were 76 cents. Net income and diluted earnings per share, as reported, were down 5 percent and 4 percent, respectively, as compared to second quarter 2005 results. Adjusting for certain items that affect comparability between periods, second quarter 2006 net income was $90.8 million and diluted earnings per share were 85 cents, up 13 percent and 15 percent, respectively, as compared to second quarter 2005 results on a comparable basis. Adjustments to the second quarter 2006 results (see the table below) included charges of $4.0 million (after-tax), or 4 cents per diluted share, for share-based compensation under FAS 123R and $6.4 million (after-tax), or 6 cents per diluted share, for purchased R&D related to the acquisition of Venetec International, Inc. These charges were partially offset by investment gains of $1.0 million (after-tax), or 1 cent per diluted share. Adjustments to the second quarter 2005 results included certain items that increased net income by $5.1 million (after-tax), or 5 cents per diluted share.

Timothy M. Ring, chairman and chief executive officer, commented, “Results for the quarter were again strong. Revenue in all four of our businesses grew at or above our expectations reflecting the productivity of our new product pipeline. Our business model is allowing us to strategically reinvest in the company while still maintaining our full-year adjusted EPS growth target of a minimum of 14 percent. We continue to be pleased with the execution of our strategy, remaining focused on our goal to deliver double-digit revenue growth.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, N.J., is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to our March 31, 2006 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

Net sales, excluding foreign exchange, and net income and diluted earnings per share (EPS) excluding certain items that affect the comparability of results between periods are non-GAAP financial measures. The company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales. Net income and EPS excluding certain items are used by the company to measure the comparability of results between periods. Certain items such as investment gains, acquisition-related charges and litigation outcomes may not reflect underlying operating results, and other items such as the FAS 123R stock option expense may affect the comparability of results between periods. As a result, the company believes the exclusion of these and similar items provides an additional and meaningful assessment of net income and EPS. The limitation of these non-GAAP measures is that, by excluding certain items, they do not reflect results on a standardized reporting basis. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be viewed as a replacement for GAAP results. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the attached tables.

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C. R. Bard, Inc.

Consolidated Statements of Income

(in thousands except per share amounts, unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$498,200	$447,400	$965,700	$876,000
Costs and expenses:
Cost of goods sold	196,100	173,500	375,500	338,400
Marketing, selling & administrative expense	153,500	136,000	296,100	264,600
Research & development expense	37,100	29,000	75,700	56,200
Interest expense	4,500	3,100	9,200	6,200
Other (income) expense, net	(7,600)	(11,500)	(15,300)	(17,900)

Total costs and expenses	383,600	330,100	741,200	647,500

Income before tax provision	114,600	117,300	224,500	228,500
Income tax provision	33,200	32,000	62,000	61,900

Net income	$81,400	$85,300	$162,500	$166,600

Basic earnings per share	$0.79	$0.81	$1.57	$1.59

Diluted earnings per share	$0.76	$0.79	$1.52	$1.54

Wt. avg. common shares outstanding – basic	103,500	105,200	103,700	105,000
Wt. avg. common shares outstanding – diluted	107,000	108,500	107,000	108,300

Product Group Summary of Net Sales

(in thousands, unaudited)

	Quarter Ended June 30,				Six Months Ended June 30,
	2006	2005	Change	Constant Currency	2006	2005	Change	Constant Currency
Vascular	$119,700	$108,800	10%	12%	$233,400	$213,100	10%	12%
Urology	149,200	131,900	13%	14%	283,500	259,300	9%	10%
Oncology	117,000	102,000	15%	15%	228,000	195,200	17%	18%
Surgical Specialties	94,500	85,600	10%	11%	182,600	171,100	7%	7%
Other	17,800	19,100	-7%	-6%	38,200	37,300	2%	4%

Reported Sales	$498,200	$447,400	11%		$965,700	$876,000	10%
FX Impact	—	(3,300)			—	(9,800)

Con. Currency	$498,200	$444,100		12%	$965,700	$866,200		11%

Notes to Consolidated Statements of Income

•	For the second quarter ended June 30, 2006, in addition to interest income and exchange gains and losses, other (income) expense, net included investment gains of approximately $1.6 million pretax ($1.0 million after-tax). For the second quarter ended June 30, 2006, research and development expense included a payment of approximately $6.4 million pretax for purchased research and development ($6.4 million after-tax). The results of the second quarter of 2006 also include the incremental impact of the new accounting standard for share-based payments, Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), as detailed in the table below. In total, these certain items decreased net income by $9.4 million after-tax, or $0.09 diluted earnings per share.

•	For the six months ended June 30, 2006, in addition to interest income and exchange gains and losses, other (income) expense, net included investment gains of approximately $1.6 million pretax ($1.0 million after-tax). For the six months ended June 30, 2006, research and development expense included payments of approximately $16.8 million pretax for purchased research and development ($12.7 million after-tax). The results of the six months ended June 30, 2006 also include the incremental impact of the new accounting standard for share-based payments under FAS 123R, as detailed in the table below. In total, these certain items decreased net income by $20.2 million after-tax, or $0.19 diluted earnings per share.

•	For the second quarter ended June 30, 2005, in addition to interest income and exchange gains and losses, other (income) expense, net included the following certain items: an investment gain of approximately $1.2 million pretax ($0.7 million after-tax) and the resolution of a royalty matter of approximately $7.1 million pretax ($4.4 million after-tax). In total, these certain items resulted in a net gain of $5.1 million after-tax, or $0.05 diluted earnings per share.

•	For the six months ended June 30, 2005, in addition to interest income and exchange gains and losses, other (income) expense, net included the following certain items: investment gains and the resolution of a royalty matter for a net adjustment of approximately $11.5 million pretax ($7.1 million after-tax; $0.07 diluted earnings per share).

Reconciliation of Earnings

(in millions except per share amounts, unaudited)

	Quarter Ended June 30,
	2006				2005
	GAAP Basis	FAS 123R Adj.	Certain Items	Adjusted Basis	GAAP Basis	Certain Items	Adjusted Basis
Cost of goods sold	$196.1	$(0.4)	—	$195.7	$173.5	—	$173.5
Marketing, selling & administrative expense	153.5	(5.3)	—	148.2	136.0	—	136.0
Research & development expense	37.1	(0.4)	(6.4)	30.3	29.0	—	29.0
Other (income) expense, net	(7.6)	—	1.6	(6.0)	(11.5)	8.3	(3.2)
Income tax provision	33.2	2.1	(0.6)	34.7	32.0	(3.2)	28.8
Net income	$81.4	$4.0	$5.4	$90.8	$85.3	$(5.1)	$80.2
Diluted earnings per share	$0.76	$0.04	$0.05	$0.85	$0.79	$(0.05)	$0.74

	Six Months Ended June 30,
	2006				2005
	GAAP Basis	FAS 123R Adj.	Certain Items	Adjusted Basis	GAAP Basis	Certain Items	Adjusted Basis
Cost of goods sold	$375.5	$(0.6)	—	$374.9	$338.4	—	$338.4
Marketing, selling & administrative expense	296.1	(11.7)	—	284.4	264.6	—	264.6
Research & development expense	75.7	(0.8)	(16.8)	58.1	56.2	—	56.2
Other (income) expense, net	(15.3)	—	1.6	(13.7)	(17.9)	11.5	(6.4)
Income tax provision	62.0	4.6	3.5	70.1	61.9	(4.4)	57.5
Net income	$162.5	$8.5	$11.7	$182.7	$166.6	$(7.1)	$159.5
Diluted earnings per share	$1.52	$0.08	$0.11	$1.71	$1.54	$(0.07)	$1.47

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